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                               CERTIFICATE OF AMENDMENT
                                          OF
                              ARTICLES OF INCORPORATION
                                          OF
                                     BSM BANCORP


William A. Hares and William L. Snelling certify that:


    1. They are the President and Secretary, respectively, of BSM Bancorp, a California corporation.

    2. Paragraph A.1. of Section IX - APPROVAL OF CERTAIN BUSINESS COMBINATIONS is hereby amended as follows:

    "A.1.   Except as otherwise expressly provided in this Article IX, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of each such class or series) shall be required in order to authorize any of the following:

         (a) any merger or consolidation of the Corporation with or into a Related Person (as hereinafter defined);

         (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

         (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation;

         (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

         (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

         (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person;

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         (g) any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and

         (h) any agreement, contract or other arrangement providing for any of the transactions described in this Article."

    3. The foregoing amendments to the Articles of Incorporation have been duly approved by the Board of Directors.

    4. The foregoing amendments to the Articles of Incorporation have been duly approved by the required vote of shareholders of Common Stock in accordance with Section 902 of the Corporations Code. The corporation has 150 shares of Common Stock issued and outstanding and no shares of Series A Preferred Stock issued and outstanding. The number of shares of Common Stock entitled to vote and voting in favor of each of the foregoing Amendments equaled or exceeded the vote required. The percentage vote of Common Stock required for the approval of the Amendments was more than 66 2/3% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  December 31, 1996



                                            -------------------------------
                                            William A. Hares




                                            -------------------------------
                                            William L. Snelling


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